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                                                                    Exhibit 99.1

CONTACT:    George Toth, President
            The Sands Hotel and Casino
            Atlantic City, NJ
            609-441-4534

         Atlantic City, New Jersey, November 18, 2004 - Atlantic Coast Entertainment Holdings, Inc. ("Atlantic") (a wholly-owned subsidiary of GB Holdings, Inc.), and ACE Gaming, LLC ("ACE"), a wholly-owned subsidiary of Atlantic, today announced that on November 12, 2004, Atlantic and ACE entered into a Loan and Security Agreement (the "Loan Agreement"), by and among Atlantic, as borrower, ACE, as guarantor, and Fortress Credit Corp. ("Fortress"), as lender, pursuant to which, Fortress agreed to make available to Atlantic a senior secured revolving credit line providing for working capital loans of up to $10 million, to be used for working capital purposes in the operation of The Sands Hotel and Casino, located in Atlantic City, New Jersey. The Loan Agreement and the loans thereunder have been designated by the Board of Directors of Atlantic and the Manager of ACE, as Working Capital Indebtedness (as that term is defined in the Indenture, dated as of July 22, 2004, among Atlantic, as issuer, ACE, as guarantor, and Wells Fargo Bank, National Association, as trustee).

         This joint press release is for informational purpose only. This joint press release may contain statements that are forward-looking. Such forward looking statements involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Atlantic or ACE. For more information regarding Atlantic or ACE and risks applicable to their business, please review the filings of Atlantic or ACE with the Commission, including the reports on Forms 10-K and 10-Q.